Press Release	FOR IMMEDIATE RELEASE Contact: John G. Robinson Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Approval of Extension to Stock Repurchase Program

December 1, 2008, Monessen, PA. FedFirst Financial Corporation (NASDAQ Capital: FFCO) (the “Company”) today announced that the Company’s board of directors has extended to May 31, 2009, its current program to repurchase shares of the Company’s outstanding common stock. The program, which was originally scheduled to expire on November 30, 2008, provides for the repurchase of up to 140,000 shares of common stock, which was approximately 5% of the outstanding shares held by persons other than FedFirst Financial Mutual Holding Company when the program was announced on May 23, 2008. As of November 30, 2008, 70,250 shares of the Company’s common stock have been repurchased under the program, and up to 69,750 may still be repurchased.

Purchases under the program will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O'Neill & Partners, L.P. and will be based upon the parameters of the Rule 10b5-1 repurchase plan. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc.